Filed Pursuant to Rule 433
Registration Statement Nos. 333-157547
333-157547-02
May 18, 2009
PRICING TERM SHEET

Issuer:	ConocoPhillips

Guarantor:	ConocoPhillips Company

Ratings*:	A1 (Moody’s); A (S&P); A (Fitch)

Issue of Securities:	4.60% Notes due 2015

Principal Amount:	$1,500,000,000

Coupon:	4.60%

Interest Payment Dates:	Semi-annually on January 15 and July 15, commencing on January 15, 2010

Maturity Date:	January 15, 2015

Treasury Benchmark:	1.875% due April 30, 2014

U.S. Treasury Price:	98-28

U.S. Treasury Yield:	2.116%

Spread to Treasury:	+250 bps

Re-offer Yield:	4.616%

Initial Price to Public:	99.911% per Note; Total: $1,498,665,000

Optional Redemption:	At any time for an amount equal to the principal amount of the notes redeemed plus a make-whole premium and accrued but unpaid interest to the redemption date.

Make-Whole Premium:	+40 bps

Settlement Date:	May 21, 2009

CUSIP:	20825C AT1

Denomination:	$2,000 and increments of $1,000 in excess thereof

Joint Book-Runners:	Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
RBS Securities Inc.
Banc of America Securities LLC
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities Inc.
Co-Managers:	DnB NOR Markets, Inc.
Mitsubishi UFJ Securities (USA), Inc.
SG Americas Securities, LLC
BNP Paribas Securities Corp.
Calyon Securities (USA) Inc.
Daiwa Securities America Inc.
HSBC Securities (USA) Inc.
ING Financial Markets LLC
Mizuho Securities USA Inc.
UBS Securities LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or RBS Securities Inc. toll-free at 1-866-884-2071.

Issuer:	ConocoPhillips

Guarantor:	ConocoPhillips Company

Ratings*:	A1 (Moody’s); A (S&P); A (Fitch)

Issue of Securities:	6.00% Notes due 2020

Principal Amount:	$1,000,000,000

Coupon:	6.00%

Interest Payment Dates:	Semi-annually on January 15 and July 15, commencing on January 15, 2010

Maturity Date:	January 15, 2020

Treasury Benchmark:	3.125% due May 15, 2019

U.S. Treasury Price:	98-31+

U.S. Treasury Yield:	3.245%

Spread to Treasury:	+285 bps

Re-offer Yield:	6.095%

Initial Price to Public:	per Note: 99.247%; Total: $992,470,000

Optional Redemption:	At any time for an amount equal to the principal amount of the notes redeemed plus a make-whole premium and accrued but unpaid interest to the redemption date.

Make-Whole Premium:	+50 bps

Settlement Date:	May 21, 2009

CUSIP:	20825C AU8

Denomination:	$2,000 and increments of $1,000 in excess thereof

Joint Book-Runners:	Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
RBS Securities Inc.
Banc of America Securities LLC
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities Inc.
Co-Managers:	DnB NOR Markets, Inc.
Mitsubishi UFJ Securities (USA), Inc.
SG Americas Securities, LLC
BNP Paribas Securities Corp.
Calyon Securities (USA) Inc.
Daiwa Securities America Inc.
HSBC Securities (USA) Inc.
ING Financial Markets LLC
Mizuho Securities USA Inc.
UBS Securities LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or RBS Securities Inc. toll-free at 1-866-884-2071.

Issuer:	ConocoPhillips

Guarantor:	ConocoPhillips Company

Ratings*:	A1 (Moody’s); A (S&P); A (Fitch)

Issue of Securities:	6.50% Notes due 2039

Principal Amount:	$500,000,000

The Notes constitute a further issuance of the issuer’s 6.50% Notes due 2039, which were issued originally on February 3, 2009. The Notes offered hereby and the previously issued Notes will be treated as a single class of debt securities under the indenture. Upon completion of this offering, $2,750,000,000 of aggregate principal amount of the issuer’s 6.50% Notes due 2039 will be outstanding.

Coupon:	6.50%

Interest Payment Dates:	Semi-annually on February 1 and August 1, commencing on August 1, 2009

Maturity Date:	February 1, 2039

Treasury Benchmark:	3.500% due February 15, 2039

U.S. Treasury Price:	88-05

U.S. Treasury Yield:	4.201%

Spread to Treasury:	+287.5 bps

Re-offer Yield:	7.076%

Initial Price to Public:	per Note: 92.879%, plus accrued interest from February 3, 2009 to the settlement date; Total: $474,145,000

Optional Redemption:	At any time for an amount equal to the principal amount of the notes redeemed plus a make-whole premium and accrued but unpaid interest to the redemption date.

Make-Whole Premium:	+50 bps

Settlement Date:	May 21, 2009

CUSIP:	20825C AQ7

Denomination:	$2,000 and increments of $1,000 in excess thereof

Joint Book-Runners:	Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
RBS Securities Inc.
Banc of America Securities LLC
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities Inc.
Co-Managers:	DnB NOR Markets, Inc.
Mitsubishi UFJ Securities (USA), Inc.
SG Americas Securities, LLC
BNP Paribas Securities Corp.
Calyon Securities (USA) Inc.
Daiwa Securities America Inc.
HSBC Securities (USA) Inc.
ING Financial Markets LLC
Mizuho Securities USA Inc.
UBS Securities LLC

The issuer intends to take the position that the sale of the Notes constitutes a qualified reopening (as defined under the applicable Treasury Regulations) of the issuer’s 6.50% Notes due 2039, which were issued originally on February 3, 2009. Consequently, for United States federal income tax purposes, the issuer intends to treat the Notes as part of the same issue as the previously issued Notes. This will not have any material effect on investors.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or RBS Securities Inc. toll-free at 1-866-884-2071.